EXHIBIT 99.2

Baker Hughes Announces Second Quarter Results

HOUSTON, Texas – July 29, 2004. Baker Hughes Incorporated (BHI — NYSE) announced today that, in accordance with generally accepted accounting principles (GAAP), income from continuing operations for the second quarter of 2004 was $116.3 million or $0.35 per share (diluted), up 41% compared to $82.4 million or $0.24 per share (diluted) for the second quarter of 2003, and up 23% compared to $94.4 million or $0.28 per share (diluted) for the first quarter of 2004.

Yesterday, the company announced that it had entered into an agreement with Atlas Copco North America, Inc. for the sale of Baker Hughes Mining Tools, “BHMT”. The closing, which is subject to satisfaction of certain closing conditions, is expected to occur by the end of the third quarter. Accordingly the company has classified and is now reporting BHMT as a discontinued business for all current and prior periods. Revised revenue, operating profit (see definition below in Operational Highlights), capital spending and depreciation and amortization for prior quarters, beginning with the March 2001 quarter, can be found on the company’s website at www.bakerhughes.com/investor.

Net income for the second quarter of 2004 was $116.5 million or $0.35 per share (diluted) compared to $81.6 million or $0.24 per share (diluted) for the second quarter of 2003 and $94.6 million or $0.28 per share (diluted) for the first quarter of 2004.

Revenue for the second quarter of 2004 was $1,499.0 million, up 15% compared to $1,305.7 million for the second quarter of 2003 and up 8% compared to $1,387.6 million for the first quarter of 2004.

Michael E. Wiley, Baker Hughes’ chairman and chief executive officer, said, “Total operating profit before tax was up 36% compared to the second quarter a year ago and each of our divisions reported double digit operating margins. Continued improvement in many of our non-North American markets more than offset seasonally weak results from Canada.”

Commenting on the outlook for 2004, Mr. Wiley continued, “Our outlook for the balance of the year is positive. Expected strong activity in the North American land market and growth in international markets should continue to improve capacity utilization, resulting in margin growth. Our optimism regarding activity levels and the potential pricing and margin improvement are reflected in our increased guidance for the year.”

Financial Flexibility

During the second quarter of 2004, debt decreased $140.0 million to $1,311.9 million, and cash decreased $108.3 million to $47.4 million. The company repaid fixed-rate debt issues that came due in May 2004 and June 2004 for $100.0 million and $250.0 million, respectively, from cash on hand and short-term commercial paper borrowings. In the second quarter of 2004, the company’s capital expenditures were $82.1 million, depreciation and amortization was $91.2 million and dividend payments were $38.3 million.

In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the second quarter of 2004, the company did not purchase any shares. In total, the company has purchased approximately 8.1 million shares at a cost of $230.5 million and has authorization remaining to purchase up to $44.5 million in stock.

Financial Information
(In millions, except per share amounts)
UNAUDITED

	Three Months Ended
	June 30,
			March 31,
	2004	2003	2004
Revenues	$1,499.0	$1,305.7	$1,387.6

Costs and Expenses:
Cost of revenues	1,071.1	939.6	1,015.2
Selling, general and administrative	233.7	207.6	213.1

Total costs and expenses	1,304.8	1,147.2	1,228.3

Operating income	194.2	158.5	159.3
Equity in income (loss) of affiliates	3.5	(3.6)	8.9
Interest expense	(21.8)	(24.6)	(25.3)
Interest income	1.6	0.5	1.2

Income from continuing operations before income taxes	177.5	130.8	144.1
Income taxes	(61.2)	(48.4)	(49.7)

Income from continuing operations	116.3	82.4	94.4
Discontinued operations:
Income (loss) from operations of BIRD and BHMT	0.2	(0.8)	0.7
Loss on disposal of BIRD	–	–	(0.5)

Income (loss) from discontinued operations, net of tax	0.2	(0.8)	0.2

Net income	$116.5	$81.6	$94.6

Basic earnings per share:
Income from continuing operations	$0.35	$0.24	$0.28
Income (loss) from discontinued operations	–	–	–

Net income	$0.35	$0.24	$0.28

Diluted earnings per share:
Income from continuing operations	$0.35	$0.24	$0.28
Income (loss) from discontinued operations	–	–	–

Net income	$0.35	$0.24	$0.28

Shares outstanding, basic	333.0	335.4	332.4
Shares outstanding, diluted	334.7	336.3	334.1
Depreciation and amortization expense	$91.2	$84.4	$93.3
Capital expenditures	$82.1	$87.7	$82.3

Financial Information
(In millions, except per share amounts)
UNAUDITED

	Six Months Ended
	June 30,
	2004	2003
Revenues	$2,886.6	$2,495.6

Costs and Expenses:
Cost of revenues	2,086.3	1,830.8
Selling, general and administrative	446.8	401.8

Total costs and expenses	2,533.1	2,232.6

Operating income	353.5	263.0
Equity in income (loss) of affiliates	12.4	(4.0)
Interest expense	(47.1)	(53.0)
Interest income	2.8	3.1

Income from continuing operations before income taxes	321.6	209.1
Income taxes	(110.9)	(77.3)

Income from continuing operations	210.7	131.8
Discontinued operations:
Income (loss) from operations of E&P, BIRD and BHMT	0.9	(1.7)
Gain on disposal of E&P	–	4.1
Loss on disposal of EIMCO	–	(2.5)
Loss on disposal of BIRD	(0.5)	–

Income (loss) from discontinued operations, net of tax	0.4	(0.1)

Income before cumulative effect of accounting change	211.1	131.7
Cumulative effect of accounting change, net of tax	–	(5.6)

Net income	$211.1	$126.1

Basic earnings per share:
Income from continuing operations	$0.63	$0.39
Income (loss) from discontinued operations	–	–
Cumulative effect of accounting change	–	(0.02)

Net income	$0.63	$0.37

Diluted earnings per share:
Income from continuing operations	$0.63	$0.39
Income (loss) from discontinued operations	–	–
Cumulative effect of accounting change	–	(0.02)

Net income	$0.63	$0.37

Shares outstanding, basic	332.7	336.0
Shares outstanding, diluted	334.4	337.0
Depreciation and amortization expense	$184.5	$168.2
Capital expenditures	$164.4	$174.2

Calculation of EBIT and EBITDA (non-GAAP measures)1:
(In millions)
UNAUDITED

	Three Months Ended
	June 30,
			March 31,
	2004	2003	2004
Income from continuing operations before income taxes	$177.5	$130.8	$144.1
Interest expense	21.8	24.6	25.3

Earnings before interest expense and taxes (EBIT)	199.3	155.4	169.4
Total depreciation and amortization expense	91.2	84.4	93.3

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$290.5	$239.8	$262.7

(In millions)
UNAUDITED

	Six Months Ended
	June 30,
	2004	2003
Income from continuing operations before income taxes	$321.6	$209.1
Interest expense	47.1	53.0

Earnings before interest expense and taxes (EBIT)	368.7	262.1
Total depreciation and amortization expense	184.5	168.2

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$553.2	$430.3

1EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Consolidated Condensed Balance Sheets
(In millions)

	UNAUDITED	AUDITED
	June 30,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$47.4	$98.4
Accounts receivable, net	1,234.1	1,141.8
Inventories	1,036.1	1,013.4
Deferred income taxes	149.0	170.8
Other current assets	51.1	58.1
Assets of discontinued operations	23.4	48.7

Total current assets	2,541.1	2,531.2

Investments in affiliates	671.2	691.3
Property, net	1,358.5	1,395.1
Goodwill	1,242.4	1,239.4
Intangible assets, net	156.3	163.4
Other assets	300.3	281.8

Total assets	$6,269.8	$6,302.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$425.2	$386.4
Short-term borrowings and current portion of long-term debt	197.6	351.4
Accrued employee compensation	265.6	277.8
Other accrued liabilities	296.0	279.3
Liabilities of discontinued operations	2.8	29.5

Total current liabilities	1,187.2	1,324.4

Long-term debt	1,114.3	1,133.0
Pensions and postretirement benefit obligations	299.0	311.1
Other liabilities	177.5	183.3
Stockholders’ equity:
Common stock	333.2	332.0
Capital in excess of par value	3,025.7	2,998.6
Retained earnings	305.5	170.9
Accumulated other comprehensive loss	(172.6)	(151.1)

Total stockholders’ equity	3,491.8	3,350.4

Total liabilities and stockholders’ equity	$6,269.8	$6,302.2

Operational Highlights

Operational highlights for the three months ended June 30, 2004, June 30, 2003 and March 31, 2004 are detailed below. WesternGeco is our seismic joint venture with Schlumberger Limited. All results are unaudited and shown in millions.

Comparison of Quarters — Year over Year
(for the three months ended June 30, 2004 and 2003)

	Revenue		Operating Profit[1] Before Tax
	Q2 2004	Q2 2003	Q2 2004	Q2 2003
Oilfield Operations, excluding WesternGeco	$1,497.9	$1,305.7	$247.5	$197.9
WesternGeco	–	–	3.8	(5.8)

Oilfield Operations	1,497.9	1,305.7	251.3	192.1
Corporate, net interest and other	1.1	–	(73.8)	(61.3)

Total	$1,499.0	$1,305.7	$177.5	$130.8

Comparison of Quarters — Sequential
(for the three months ended June 30, 2004 and March 31, 2004)

	Revenue		Operating Profit[1] Before Tax
	Q2 2004	Q1 2004	Q2 2004	Q1 2004
Oilfield Operations, excluding WesternGeco	$1,497.9	$1,387.3	$247.5	$203.4
WesternGeco	–	–	3.8	9.0

Oilfield Operations	1,497.9	1,387.3	251.3	212.4
Corporate, net interest and other	1.1	0.3	(73.8)	(68.3)

Total	$1,499.0	$1,387.6	$177.5	$144.1

1Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain non-operational items. The company did not have any such non-operational items for exclusion in the second quarter of 2004, the second quarter of 2003 or the first quarter of 2004. Operating profit was the same as income from continuing operations for the three periods referenced in this news release. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

Oilfield Operations

Unless otherwise noted, all comments in this section refer to our Oilfield Operations, excluding WesternGeco.

On July 12, 2004 the company announced that it had formed a separate division, Baker Hughes Drilling Fluids. The new division is comprised of the oilfield drilling fluids, completion fluids and fluids environmental services businesses that were formerly part of INTEQ. These product lines accounted for approximately one-third of INTEQ’s revenue and a little more than one-fifth of INTEQ’s pre-tax operating profit in 2003. INTEQ will continue to offer best-in-class drilling and evaluation products and services. All references to “INTEQ” in this news release refer to INTEQ as it existed at the end of the second quarter of 2004 before the split, unless explicitly specified otherwise.

The following table details the percentage change in revenue in the June 2004 quarter compared to the June 2003 quarter and March 2004 quarter.

Comparison of Revenue
(for the three months ended June 30, 2004 compared to the three months ended)
UNAUDITED

	June 30, 2003	March 31, 2004
Product Line
INTEQ	14%	9%
Baker Atlas	-4%	-4%
Baker Oil Tools	16%	11%
Baker Petrolite	15%	5%
Centrilift	44%	26%
Hughes Christensen	14%	–
Geography
North America	10%	–
Western Hemisphere	11%	1%
Eastern Hemisphere	19%	16%

Revenue for the second quarter of 2004 increased 15% compared to the second quarter of 2003 and increased 8% compared to the first quarter of 2004. At INTEQ, sequential increases in revenue from Russia and the CIS, and Gulf of Mexico were partially offset by seasonally lower Canadian revenue. Sequential revenue increases at Baker Oil Tools were driven by Eastern Hemisphere activity and US land revenue, offset by seasonally weak revenue from Canada. At Baker Petrolite, sequential increases in Eastern Hemisphere and US land revenue more than offset seasonal weakness in Canada and sequentially weaker revenues from the balance of the Western Hemisphere. At Centrilift, record revenues resulted from strong activity levels in Venezuela and the Eastern Hemisphere, particularly Russia. At Hughes Christensen, sequentially higher revenues from the Eastern Hemisphere offset seasonally weak revenues from Canada. At Baker Atlas, the primary driver of the sequential decrease was the shipment of a large export order in the first quarter that did not repeat in the second quarter. Excluding this shipment, revenues declined from the first quarter of 2004 as weaker revenues from Canada and the US offshore were only partially offset by improved revenues from the Middle East, Latin America and Europe. The decline in revenues at Baker Atlas from the second quarter of last year was primarily a result of reduced activity in the Gulf of Mexico

The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenue, was 16.5% for the second quarter of 2004 compared to 15.2% for the second quarter a year ago and 14.7% in the first quarter of 2004. Every division had double-digit operating margins in the second quarter. INTEQ, Baker Oil Tools, Baker Petrolite, Centrilift and Hughes Christensen reported improved margins compared to the same quarter last year and INTEQ, Baker Oil Tools, Baker Petrolite and Centrilift reported improved margins compared to the first quarter of 2004.

Operating profits were all-time records at both Centrilift and Baker Petrolite and operating margins at Baker Petrolite were also at all-time record levels.

Corporate, Net Interest and Other

Corporate, net interest and other expenses were $73.8 million in the June 2004 quarter, up $12.5 million from the June 2003 quarter and up $5.5 million from the March 2004 quarter. The increase in the June 2004 quarter, compared to both the June 2003 and March 2004 quarters, was primarily from increased costs associated with our focus on compliance, including our Sarbanes-Oxley implementation, legal investigations, and increased staffing in our legal, compliance, and audit groups; higher annual employee bonus expense; costs related to retained assets and liabilities from the Baker Process segment; and net foreign currency exchange losses. This was offset partially by reduced net interest expense as a result of lower debt levels.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture or other transaction that could occur in the future. Statements regarding WesternGeco are based on information provided by WesternGeco and, therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed under “Forward-Looking Statements” in this news release.

•	Revenues for the year 2004 are expected to be up 10% to 12% compared to the year 2003. Revenues in the third quarter 2004 are expected to be up 14% to 16% compared to the third quarter 2003 and to be up 1% to 3% compared to the second quarter 2004.

•	WesternGeco is expected to contribute $25 to $30 million in equity in income of affiliates for the year 2004 (compared to a loss of $10.3 million in 2003) and $3 to $7 million for the third quarter 2004.

•	Corporate and other expenses, excluding interest expense, are expected to be between $195 and $205 million for the year 2004 and approximately $48 to $52 million in the third quarter 2004.

•	Net interest expense is expected to be between $75 and $80 million for the year 2004 and approximately $15 to $20 million in the third quarter 2004.

•	Income from continuing operations per diluted share is expected to be between $1.39 and $1.45 for the year 2004. Income from continuing operations per diluted share is expected to be between $0.36 and $0.39 in the third quarter 2004.

•	Capital spending is expected to be between $330 and $350 million for the year 2004. Baker Hughes’ expectation regarding its level of capital expenditures is only its forecast regarding this matter. This forecast may be substantially different from actual results. In addition to the factors described under “Forward-Looking Statements” below, the following factors could affect levels of capital expenditures: the accuracy of the company’s estimates regarding its spending requirements; the occurrence of any unanticipated transaction or research and development opportunities; changes in the company’s strategic direction; and the need to replace any unanticipated losses in capital assets.

•	Depreciation and amortization expense is expected to be between $370 and $390 million for the year 2004. Baker Hughes’ expectation regarding its depreciation and amortization expense is only its forecast regarding this matter. This forecast may be substantially different from actual results, which could be impacted by an unexpected increase in the company’s assets that are subject to depreciation or amortization or an unexpected casualty, impairment or other loss in those assets.

•	The tax rate on operating results for the year 2004 is expected to be approximately 34.5%. Baker Hughes’ expectation regarding its tax rate is only its forecast regarding this matter. This forecast may be substantially different from actual results. In addition to the factors described under “Forward-Looking Statements” below, the following factors could affect the tax rate: the level and sources of the profitability of the company; changes in tax laws or tax rates in the jurisdictions in which the company operates; resolution of audits by various tax authorities; and the ability of the company to fully utilize tax loss carry-forwards and credits in various jurisdictions.

Conference Call

The company has scheduled a conference call today to discuss the results of this earnings announcement. The call will begin at 8:30 A.M. Eastern time, 7:30 A.M. Central time, on Thursday July 29, 2004. To access the call, which is open to the public, please contact the conference call operator at 800-374-2469, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Thursday, August 12, 2004. The number for the replay is 706-645-9291 and the access code is 8089982. The call and replay will also be webcast on www.bakerhughes.com/investor.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “expected,” “will,” “plans,” “planning,” and similar expressions are intended to identify forward-looking statements.

General Outlook – Oilfield Operations: Baker Hughes’ expectation regarding its outlook for its oilfield businesses (including, without limitation, the company’s oilfield operations), changes in profitability and growth in those businesses and the oil and gas industry are only its forecasts regarding these matters. These forecasts may be substantially different from actual results, which are affected by the following factors: the level of petroleum industry exploration and production expenditures; drilling rig and oil and gas industry manpower and equipment availability; the company’s ability to implement and effect price increases for its products and services; the company’s ability to control its costs; the availability of sufficient manufacturing capacity and subcontracting capacity at forecasted costs to meet the company’s revenue goals; the effect of competition, particularly the ability of the company to introduce new technology on its forecasted schedule and at its forecasted cost; the ability of the company’s competitors to capture market share; the company’s ability to retain or increase its market share; potential impairment of long-lived assets; world economic conditions; the price of, and the demand for, crude oil and natural gas; drilling activity; seasonal and other weather conditions, such as hurricanes, that affect the demand for energy, and severe weather conditions that affect exploration and production activities; the legislative and regulatory environment in the United States and other countries in which the company operates; outcome of government and internal investigations and legal proceedings; changes in environmental regulations; unexpected, adverse outcomes or material increases in liability with respect to sites where the company has been named as a potentially responsible party; the discovery of new environmental sites; the discharge of hazardous materials or hydrocarbons into the environment; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas; war, military action or extended period of international conflict, particularly involving the United States, Middle East or other major petroleum-producing or consuming regions; any future acts of war, armed conflicts or terrorist activities; civil unrest or in-country security concerns where the company operates; expropriation; the development of technology by Baker Hughes or its competitors that lowers overall finding and development costs; new laws and regulations that could have a significant impact on the future operations and conduct of all businesses; labor-related actions, including strikes, slowdowns and facility occupations; the condition of the capital and equity markets in general; adverse foreign exchange fluctuations and adverse changes in the capital markets in international locations where the company operates; satisfaction of the closing conditions for the sale of BHMT, consummation of the sale of BHMT, material adverse changes in the mining business; the timing of any of the foregoing; and other factors described in the Company’s public reports filed with the Securities and Exchange Commission. The Company assumes no responsibility to update any of the information referenced in this news release.

Oilfield Pricing Changes: Baker Hughes’ expectations regarding pricing changes for its products and services are only its expectations regarding pricing. Actual pricing changes could be substantially different from the company’s expectations, which are affected by many of the factors listed above in “General Outlook – Oilfield Operations,” as well as existing legal and contractual commitments to which the company is subject.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS